16 May, 2001

Mr. John Riener
6381 Portofino Lane
Melbourne, FL 32937

Dear John:

     On behalf of the IXATA Group, I am pleased to extend an offer to you for the position of President and Chief Executive Officer. This position reports to the Chairman of the Board of Directors. Upon your acceptance, you will be voted on to the Board at the earliest convenience. Your salary will be paid bi- weekly at a rat equivalent to $120,000 annually. In addition, you should be aware that I am setting the stage for a potential high level appointment within the Department of Defense. Upon my official departure, I will resign as Chairman and you will be elected Chairman in addition to your duties as President and Chief Executive Officer, and will then report directly to the Board of Directors of the Company.

     You are also offered a success incentive. This Success Incentive provides for awards of stock options and restricted stock. You will receive a grant of 2.000.000 options, all priced at the time accession, but vesting as follows. The first 5000,000 block will vest in six months, with 500,000 vesting each twelve months thereafter. You will also receive a block of 500,000 shares of restricted stock which will vest at 125,000 each 12 month period after accession.

     In the event of a change of control in which greater than 40% of the stock changes hands or control of the board of directors comes under the control of parties not in control at the time of your accession, your vesting schedule will accelerate to the time of transaction causing the change of control In the event of a departure for other than cause, your success incentive will be vested on a pro-rata basis based on your departure date relative to the vesting requirements.

     This offer is contingent on the approval of the IXATA Board of Directors.

     Under separate cover you will receive information regarding IXATA and its benefits programs that you are eligible to receive. I encourage you to familiarize yourself with these programs. Should you have any questions, please call Bob Cuthbertson, who has recently joined the programs at (619) 400-8804.

     Please acknowledge your acceptance of rejection of the offer by completing the requested information on the copy of this letter and returning it to me within ten (10) days from today.

     We at IXATA Group are looking forward to a positive response from you, and making great progress under your leadership.

Sincerely,
/s/Michael W. Wynne
Chairman and Chief Executive Officer

I herewith:	Accept X
	Reject	Your offer of employment. Please plan on a start date of June 2, 2001 for me.

Signed: /s/John Riener
Dated:  May 24, 2001